UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2010

OCEAN SHORE HOLDING CO.

(Exact name of registrant as specified in its charter)

New Jersey	0-53856	80-0282446
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1001 Asbury Avenue, Ocean City, New Jersey 08226

(Address of principal executive offices) (Zip Code)

(609) 399-0012

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2010, Sylva A. Bertini submitted her resignation from the Board of Directors of Ocean Shore Holding Co. (the “Company”) and from the Board of Directors of its subsidiary, Ocean City Home Bank (the “Bank”). At the time of the resignation, there were no disagreements between Ms. Bertini and the Company or the Bank on any matter relating to the Company’s or the Bank’s operations, policies and practices. Ms. Bertini’s resignation is effective as of December 31, 2010.

On November 17, 2010, the Board of Directors of the Company appointed Dorothy F. McCrosson as a director of the Company, as a member of the class of directors whose term expires at the Company’s 2011 annual meeting of shareholders. On the same date, the Board of Directors of the Bank also appointed Ms. McCrosson as a director the Bank. Ms. McCrosson’s appointment is effective as of January 1, 2011. In connection with her appointment as a director, Ms. McCrosson was appointed to serve on the Nominating/Corporate Governance Committee of the Company’s Board of Directors.

Ms. McCrosson was not selected as a director pursuant to any arrangements or understandings between Ms. McCrosson and the Company, the Bank or any other person. In addition, there are no material transactions between Ms. McCrosson and the Company or the Bank.

Copies of the press releases announcing Ms. Bertini’s retirement and Ms. McCrosson’s appointment to the Board of Directors are attached as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description

99.1	Press Release dated November 17, 2010
99.2	Press Release dated November 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 19, 2010	By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer